UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 16, 2007

	Registrant, State of Incorporation, Address of	I.R.S. Employer
Commission File	Principal Executive Offices and Telephone	Identification
Number	Number	Number

1-08788	SIERRA PACIFIC RESOURCES	88-0198358
Nevada
P.O. Box 10100 (6100 Neil Road)
Reno, Nevada 89520-0400 (89511)
(775) 834-4011

2-28348	NEVADA POWER COMPANY	88-0420104
Nevada
6226 West Sahara Avenue
Las Vegas, Nevada 89146
(702) 367-5000

None.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)) 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
Item 9.01 Financial Statements and Exhibits
SIGNATURES
EX-99.1 Press Release Dated January 16, 2007

EXPLANATORY NOTE

The purpose of this Current Report on Form 8-K/A is to amend the Current Report on Form 8-K filed by the Registrants on January 18, 2007, by amending and restating Item 8.01 thereof solely to add clarifying language to the second sentence of the last paragraph which is amended to read as follows: “NPC is seeking approximately $21 million per year for a period of four years, to recover costs relating to the settlement of these claims.” All other Items contained in the Current Report on Form 8-K filed on January 18, 2007 remain unchanged.

Item 8.01 Other Events

On January 16, 2007, Nevada Power Company (NPC), a subsidiary of Sierra Pacific Resources, submitted to the Public Utilities Commission of Nevada (PUCN) two applications: NPC’s annual mandatory deferred energy rate case filing and a request to recover costs associated with terminated power contracts. If approved by the PUCN, the overall effect of both filings would be an approximate one percent decrease in NPC’s overall customer revenues.

In its deferred filing, NPC seeks to reduce its base tariff energy rate due to expected lower fuel costs and asks for recovery of approximately $72 million in past fuel and purchased power costs, both effective June 1, 2007. The filing, if approved, would lessen the impact of NPC's general rate case filing, previously filed on November 15, 2006, which requests a general rate increase to be effective as of June 1, 2007.

The second filing requests recovery of costs associated with the settlement of claims for power contracts executed during the western energy crisis. NPC is seeking approximately $21 million per year for a period of four years, to recover costs relating to the settlement of these claims. While the PUCN has up to 210 days to decide a fuel and purchased power case, NPC has requested that the rates become effective June 1, 2007.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits— The following exhibit is filed with this Form 8-K/A:

EX-99.1 - Press Release dated January 16, 2007

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have each duly caused this report to be signed on their behalf by the undersigned, thereunto duly authorized.

Sierra Pacific Resources (Registrant)

Date: January 19, 2007	By:	/s/ John E. Brown
John E. Brown
Controller

Nevada Power Company (Registrant)
Date: January 19, 2007	By:	/s/ John E. Brown
John E. Brown
Controller